Exhbit 4.27

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement made and entered effective as of the 11th day of August, 2014, by and among TCA Global Credit Master Fund, LP, with an address at 19950 W. Country Club Dr., First Floor, Aventura, FL 33180 ("Assignor") and Union Capital, LLC with an address at 338 Crown Street, Brooklyn, NY 11225 ("Assignee"), and Hangover Joe's Holding Corp., a Colorado corporation ("Borrower").

WHEREAS, Assignor owns all right, title and interest in and to a Convertible Note issued by the Borrower in the original principal amount of $425,000 and issued to Assignor on December 31, 2012, but made effective as of January 10, 2013 (such note, as same has been amended, modified, replaced, or renewed from time to time, the "Note"), which Note was issued in connection with that certain Credit Agreement by and between Assignor and Borrower dated as of December 31, 2013, but made effective as of January 10, 2014 (the "Credit Agreement," and together with all other documents executed by Borrower in connection therewith, the "Transaction Documents," and all obligations of the Borrower to Assignor under the Transaction Documents, hereinafter collectively referred to as the "Obligations"); and
WHEREAS, Assignor wishes to assign and Assignee wishes to purchase Assignor's right, title and interest in and to Two Hundred Thirty Thousand Dollars ($230,000.00) of the Obligations in a series of tranches as set forth below, and upon each of such assignments, Borrower shall cancel that portion of the Note acquired in each tranche and issue new Convertible Promissory Notes to the Assignee in the amount of the principal and interest acquired in the relative tranche in the form attached hereto as Exhibit A (each a "New Note").
NOW THEREFORE, in consideration of transfer of the respective tranches (each referred to as the "Purchase Price" of the appurtenant closing) and the covenants set forth herein, the parties hereto agree as follows:

1. Assignment. Assignor agrees to assign, transfer and convey unto Assignee up to $230,000.00 of the Obligations due under the Note and the Transaction Documents, together with all accrued and unpaid interest thereon, all in accordance with the terms hereof.

1.1.The assignment and transfer shall take place in a series of closings for the amounts (the respective "Purchase Price") and on the dates set forth on Schedule 1 attached hereto.

1.2.At each closing, Assignor shall: (i) deliver to Assignee an assignment instrument in form and substance reasonably acceptable to Assignor and Assignee, transferring and  assigning the portion of the Obligations assigned at such closing; and (ii) file a UCC-3 amendment, providing for the assignment of the portion of the Obligations so assigned to Assignee at such closing. In addition, prior to the first closing hereunder, Assignor shall deliver to Assignee copies of the wire transfer confirmations for the original funding of the Note. At each closing, Assignee shall pay to Assignor, the amount of the Purchase Price applicable to such closing, by wire transfer of immediately available U.S. funds to an account designated by Assignor. Upon payment of the applicable Purchase Price to Assignor, and delivery of Assignee's assignment instrument, it shall be Assignee's obligation to obtain the New Note from Assignee, and obtaining such New Note shall not  be a condition to payment of the applicable portion of the Purchase Price at each closing. Notwithstanding the foregoing, the Assignee shall have no obligation to purchase a tranche if: (A) the aggregate trading volume of the Borrower's common stock on its principal trading market is $25,000 or less in any 5 day trading period; or (B) after Assignee converts any New Note, or any portion thereof, into shares of the Borrower's common stock, or Assignee settles any portion of the New Note in exchange for shares of the Borrower's common stock, and such common stock received by Assignee does not clear into Assignee's brokerage account within five (5) trading days after the applicable conversion or settlement, such that Assignee could sell such stock in the public markets thereafter.

2. Representations of Assignor. Assignor represents to the Assignee, that:

2.1.Assignor is the lawful owner of the Note, free and clear of all liens, encumbrances, restrictions and claims of every kind; and Assignor has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the portion of the Note so owned pursuant to this Agreement.

2.2.Assignor is not an "affiliate" of the Borrower as defined in the rules adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

2.3.Assignor shall provide an affidavit of lost securities in the event it is unable to locate the original Note and acknowledges that payment in full of the Purchase Price is evidence of the lawful assignment and assumption of the portion of the Note so assigned to Assignee.  Assignor shall not be required to provide the original Note unless and until all Obligations are paid in full.

2.4. Except for the foregoing representations and warranties in Sections 2.1 and 2.2, this Assignment (ad each assignment made at each closing) is made by Assignor without recourse, representation or warranty of any nature or kind, express or implied, and Assignor specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future with respect to the Note, the Obligations, or any other Transaction Documents, including, without limitation: (i) the validity, effectiveness or enforceability of the Note, the Obligations, or any of the other Transaction Documents; (ii) the validity, existence, or priority of any lien or security interest securing the Obligations; (iii) the existence of, or basis for, any claim, counterclaim, defense or offset relating to the Note, other Obligations, or any of the other Transaction Documents; (iv) the financial condition of the Borrower, or any other guarantor or obligor liable under the Note, the Obligations, or any of the other Transaction Documents, or the ability of any such parties to pay or perform their respective obligations under the Note or any of the other Transaction Documents; (v) the compliance of the Note or any of the other Transaction Documents with any laws, ordinances or regulations of any governmental agency or other body; (vi) the value or condition of any collateral securing the Obligations; and (vii) the future performance of the Borrower, or any other guarantor or obligor liable under the Note, the Obligations, or any of the other Transaction Documents. Assignee acknowledges and represents to Assignor that Assignee has been given the opportunity to undertake its own investigations of the Borrower, the Note, the Obligations, and all other Transaction Documents, and having undertaken and performed all such investigations as Assignee deemed necessary or desirable, Assignee represents, warrants and agrees that it is relying solely on its own investigation of the Borrower, the Note, the Obligations, and all other Transaction Documents, and not any information whatsoever provided or to be provided by Assignor, or any representation or warranty of Assignor. The assignment of the Note as provided for herein is made on an "AS IS," "WHERE IS" basis, with all faults, and Assignee, by acceptance of this Assignment, shall be deemed to have agreed and acknowledged that Assignor has fully performed, discharged and complied with all of Assignor's obligations, representations, warranties, covenants and agreements hereunder, that Assignor is discharged therefrom, and that Assignor shall have no further liability with respect thereto, except only for those express warranties contained in this Assignment, and Assignee, by such acceptance, expressly acknowledges that

ASSIGNOR MAKES NO WARRANTY OR REPRESENTATIONS, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, RELATING TO THE NOTE, THE OBLIGATIONS, OR ANY OF THE OTHER TRANSACTION DOCUMENTS, EXCEPT AS SPECIFICALLY SET FORTH HEREIN.

3. Representations of the Assignee. Assignee represents and warrants to the Assignor that it has  made an independent investigation of the Borrower and is not relying on any representations of the Borrower or Assignor except as set forth in the Company's filings under the Securities Exchange Act of 1934 and in this Agreement; it is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 and is acquiring the Note for investment purposes. It understands that the Note and the securities issuable upon the conversion of the Note will bear a customary legend restricting re-sales of the securities represented thereby unless such securities are registered under the Securities Act of 1933 or an exemption is available therefrom.

4. Representations of Borrower. For purposes of this Agreement only, Borrower represents and warrants to the Assignee that the Note is valid and enforceable against it by Assignee in the  amounts purchased by the Assignee. Borrower retains and expressly does not waive any defenses it has asserted or could have asserted against enforcement of the Note by Assignor or any other party other than Assignee.

5. Further Assurances. Each of Assignor and Assignee agrees to execute and deliver at the request of the other, all papers, instruments, and assignments, and to perform any other reasonable acts as may be requested or required by the other in order to give effect to the transactions contemplated by this Assignment in accordance with the terms hereof.

6. Governing Law. This Agreement and any disputes arising hereunder shall be construed and interpreted in accordance with the laws of Nevada.

7. Binding Effect. This Assignment Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to any person who acquires substantially all of the assets of any party. Assignee may not assign its rights hereunder, unless it first obtains Assignor's prior written approval.

8. Legal Advice. Each party has received independent legal advice from its attorneys with respect to the advisability of executing, and with respect to the execution of, this Agreement. Additionally, the Borrower acknowledges that its legal counsel has advised the Borrower that the New Note qualifies for tacking of the holding period for purposes of Rule 144 of the Securities Act of 1933, as amended, to the original issue date of the Note which is January 10, 2013.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day, month and year first above written.

ASSIGNOR : TCA GLOBAL CREDIT MASTER FUND, LP

By: TCA Global Credit Fund GP, Ltd.
Its: General Partner

By: /s/ Robert Press
Name: Robert Press
Title: Director

ASSIGNEE: UNION CAPITAL, LLC

By:  /s/ Yakov Borenstein
Name: Yakov Borenstein
Title: Manager

ACKNOWLEDGED AND AGREED TO THIS DAY OF August 11, , 2014
Hangover Joe's Holding Corp.

By:  /s/ Matthew Veal
Name: Matthew Veal
Title: CEO

EXHIBIT A

PURCHASE SCHEDULE TRANCHES

DATES PURCHASED AMOUNTS

August 1, 2014 $57,500
September 1, 2014 $57,500
October 1, 2014 $57,500
November 1, 2014 $57,500
Assignee may elect to increase the amount purchased in any month.